Exhibit 5.1

Hogan Lovells US LLP 875 Third Avenue New York, NY 10022 T +1 212 918 3000 F +1 212 918 3100 www.hoganlovells.com

June 26, 2015

Board of Directors

Ciena Corporation

7035 Ridge Road

Hanover, MD 21076

Ladies and Gentlemen:

We are acting as counsel to Ciena Corporation, a Delaware corporation (the “Company”), in connection with its registration statement on Form S-4, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) relating to the proposed public offering of up to 20,404,554 shares of the common stock, par value $0.01 per share (the “Common Stock”) of the Company (the “Shares”), in connection with the merger (the “Merger”) contemplated by the Agreement and Plan of Merger, dated as of May 3, 2015, as amended (the “Merger Agreement”), among the Company, Neptune Acquisition Subsidiary Inc., a Delaware corporation and a wholly owned subsidiary of the Company, and Cyan, Inc., a Delaware corporation (“Cyan”). The Shares consist of (i) shares of Common Stock issuable upon completion of the Merger in partial consideration of the Cyan common stock issued and outstanding immediately prior to the effective time of the Merger (the “Closing Shares”), (ii) shares of Common Stock issuable upon the exercise of options (the “Assumed Options”) resulting from the conversion of Cyan stock options that are outstanding and unexercised immediately prior to the effective time of the Merger pursuant to Section 5.13(a) of the Merger Agreement (the “Option Shares”), (iii) shares of Common Stock issuable upon the vesting of restricted stock units (the “Assumed Restricted Stock Units”) resulting from the conversion of Cyan restricted stock units that remain unvested as of the effective time of the Merger pursuant to Section 5.13(b) of the Merger Agreement (the “RSU Shares”), and (iv) shares of Common Stock issuable upon the conversion of Cyan’s outstanding 8.0% convertible senior secured notes due 2019 (the “Convertible Notes”) following the effective time of the Merger (the “Conversion Shares”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that:

(a) The Closing Shares (including any Closing Shares issued in exchange for Cyan common stock that is duly issued or deemed issued prior to the effective time of the Merger upon the conversion, exchange or exercise of any stock options, restricted stock units, Convertible Notes or warrants relating to Cyan common stock and receipt by Cyan of any additional consideration payable upon such conversion, exchange or exercise), following (i) effectiveness of the Registration Statement, (ii) effectiveness of the Merger pursuant to the Merger Agreement, and (iii) issuance of the Closing Shares pursuant to, as contemplated by, and subject to the terms and conditions of, the Merger Agreement, will be validly issued, fully paid, and nonassessable.

(b) The Option Shares, following (i) effectiveness of the Registration Statement, (ii) effectiveness of the Merger pursuant to the Merger Agreement, (iii) issuance of the Option Shares pursuant to, as contemplated by, and subject to the terms and conditions of, the applicable stock plan and the terms of the stock option agreement, employment agreement or other agreement by which such Assumed Option is evidenced, and (iv) receipt by the Company of the consideration for the Option Shares specified in the applicable stock plan, stock option agreement, employment agreement or other agreement by which such Assumed Option is evidenced, will be validly issued, fully paid, and nonassessable.

(c) The RSU Shares, following (i) effectiveness of the Registration Statement, (ii) effectiveness of the Merger pursuant to the Merger Agreement, and (iii) issuance of the RSU Shares pursuant to, as contemplated by, and subject to the terms and conditions of, the applicable stock plan and the applicable restricted stock unit agreement, employment agreement or other agreement evidencing such Assumed Restricted Stock Units, will be validly issued, fully paid, and nonassessable.

(d) The Conversion Shares, following (i) effectiveness of the Registration Statement, (ii) effectiveness of the Merger pursuant to the Merger Agreement, (iii) due exercise of the applicable conversion rights in accordance with the terms of the Convertible Notes and the indenture governing the Convertible Notes, and (iv) issuance of the Conversion Shares pursuant to, as contemplated by, and subject to the terms and conditions of, the Convertible Notes and the indenture governing the Convertible Notes, will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN LOVELLS US LLP

HOGAN LOVELLS US LLP